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                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [ ]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [ ] Definitive Proxy Statement
     [X] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                           USLIFE INCOME FUND, INC.
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                (Name of Registrant as Specified in its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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[USLIFE INCOME FUND INC. LETTERHEAD]

                TIME IS SHORT -- VOTE YOUR BLUE PROXY CARD TODAY

                                                              September 20, 2000

Dear USLIFE Income Fund Shareholder:

     The October 3 Annual Meeting of Shareholders is now less than two weeks away, and it is extremely important that your shares be voted this year. As you consider your vote, we thought it would be helpful to set out, in question and answer format, some information about the proposals being presented and why you should vote "FOR" each of these proposals.

Q:    WHAT IS BEING VOTED UPON AT THE ANNUAL MEETING?

A: In addition to the election of three directors and the ratification of the selection of auditors, there are three proposals which would permit the Fund to issue shares of preferred stock and make related changes to the Fund's fundamental investment policies.

Q:    DOES THE FUND CURRENTLY HAVE THE ABILITY TO ISSUE PREFERRED STOCK?

A: No, it does not. In order to do so, it is necessary to amend the Fund's Articles of Incorporation.

Q:    HOW MUCH PREFERRED STOCK COULD THE FUND ISSUE?

A: As described in the Fund's proxy statement, the Investment Company Act of 1940 limits the amount of preferred stock that could be issued based on the Fund maintaining certain financial ratios. The Fund does not currently intend to issue preferred stock having a value in excess of approximately $25 million.

Q:    WHAT IS THE BENEFIT OF HAVING THE ABILITY TO ISSUE PREFERRED STOCK?

A: Issuance of preferred stock is a very common investment technique that would enable the Fund to raise additional money from new investors, that could then be reinvested in income producing securities. The Fund's Board will not approve the issuance of preferred stock unless it believes that the income earned from the investment of the proceeds will exceed the dividends paid on the preferred stock. The excess would be additional income for the benefit of the holders of common stock.

Q: WHY IS THE FUND SEEKING TO MODIFY ITS INVESTMENT POLICY RELATING TO SENIOR SECURITIES?

A: Currently, the Fund could not issue preferred stock under the terms of its investment policy. In addition, the revised investment policy would enable
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      the Fund to issue debt securities only to the extent permitted by the
      Investment Company Act.

Q:    WHY IS THE FUND SEEKING TO MODIFY ITS INVESTMENT POLICY RELATING TO
      BORROWINGS?

A: The purpose of the proposed change to the borrowing restriction is to clarify that the issuance of senior securities (including preferred stock) would not constitute borrowings for purposes of that restriction.

Q:    DOES THE FUND INTEND TO ISSUE DEBT SECURITIES?

A: As stated in the Fund's proxy statement, the Fund does not currently intend to issue debt securities. Any issuance of debt securities at some future time would be approved by the Board only if it believed that the income earned on the investment of the proceeds of the borrowings would exceed the interest paid on the borrowing. The excess would be additional income for the benefit of the holders of common stock.

Q: ARE THESE PROPOSALS UNUSUAL? DO OTHER FIXED INCOME FUNDS HAVE THE ABILITY TO ISSUE PREFERRED STOCK AND DEBT SECURITIES?

A: These proposals are not at all unusual and the great majority of closed-end fixed income funds have the ability to issue these types of securities. According to Lipper Analytical Services, Inc., as of August 18, 2000, 88.5% of all closed-end fixed income funds had the ability to issue preferred stock, debt securities or both -- and 78.7% of the funds having the ability to issue these securities have, in fact, done so. We believe that approval of these proposals would enable the Fund to remain competitive with other closed-end fixed income funds.

Q:    WHY IS THE HOREJSI GROUP VIGOROUSLY OPPOSED TO THESE PROPOSALS?

A: We think the Horejsi group, once again, is acting in its own self-interests -- and not in your interests as a shareholder of the Fund. The Horejsi group continues to slowly accumulate the Fund's shares in the open market, and it stands to reason that as buyers of the Fund's shares, the Horejsi group would oppose anything that could result in an increased share price. We believe the Horejsi group's recent letter to shareholders completely mischaracterizes the proposals being voted on at the Annual Meeting and is designed to intimidate -- rather than inform -- shareholders. We previously sent you a letter dated September 6, 2000 which contains important information about the Horejsi group and its motives, and why we believe they should be rejected this year -- as they were last year -- by the Fund's shareholders. In case you may have misplaced that letter, a duplicate copy is enclosed for your convenience.

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Q:    WHAT DOES THE FUND RECOMMEND THAT SHAREHOLDERS DO?

A: The issues are clear. The Fund's Board of Directors -- 80% of the members of which are independent of the Fund and its advisor -- unanimously recommends a vote "FOR" each of the proposals on the enclosed BLUE proxy card. The Fund's Board has a fiduciary duty only to you -- as holders of shares of the Fund's stock. The Horejsi group has absolutely no fiduciary responsibilities to you, and is free to pursue its own self-interests, even when those interests are contrary to yours.

Q:    HOW CAN I SUPPORT THE PROPOSALS?

A: Whether or not you previously voted your shares, please sign, date and mail the enclosed BLUE proxy card. A postage paid envelope is enclosed for your convenience. Alternatively, if you are a shareholder of record, you may vote by telephone, by fax or via the internet by following the instructions on the enclosed BLUE proxy card. Your vote is very important -- no matter how many or how few shares you own. Please vote today.

Q:    WHAT HAPPENS IF I DO NOT SEND IN MY PROXY CARD OR I MARK THE "ABSTAIN"
      BOX.

A: Approval of the amendment to the Articles of Incorporation requires a "FOR" vote from the holders of a majority of all outstanding shares of the Fund's stock. As a result, failure to vote or an abstention have the same effect as a vote against this proposal. The two proposals to amend the Fund's fundamental investment policy have substantially the same voting requirement.

Q:    WHAT SHOULD I DO IF I NEED ASSISTANCE IN VOTING MY SHARES?

A: If you have any questions or need assistance in voting your shares, please call Georgeson Shareholder Communications, the firm assisting us in the solicitation of proxies, toll-free at 1-800-223-2064.

     We hope this has been helpful and, once again, we thank you for your continued interest and support.

                                          Sincerely,

                                          /s/ ALICE T. KANE

                                          Alice T. Kane
                                          President

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                                   IMPORTANT

     If your shares are held in your own name, please sign, date and return the enclosed BLUE proxy card today. As an alternative to voting by mail, shareholders of record may vote by telephone, by fax or via the internet by following the instructions on the enclosed BLUE proxy card.

     If your shares are held in "Street-Name," only your broker or your bank can vote your shares. Please direct the person responsible for your account to execute on your behalf a BLUE proxy card with a vote FOR each of Proposals 1 through 5.

     We urge you not to sign any white proxy card you may receive from the Horejsi group.

   If you have any questions or need assistance in voting your shares, please call the firm assisting us in the solicitation of proxies:

                   GEORGESON SHAREHOLDER COMMUNICATIONS INC.
                                17 STATE STREET
                            NEW YORK, NEW YORK 10004
                 BANKS AND BROKERS CALL COLLECT: (212) 440-9800
                  ALL OTHERS CALL TOLL FREE: 1 (800) 223-2064

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